UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 16, 2004

Genuine Parts Company
__________________________________________
(Exact name of registrant as specified in its charter)

Georgia	001-05690	58-0254510
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2999 Circle 75 Pkwy, Atlanta, Georgia		30339
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	770.953.1700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02. Termination of a Material Definitive Agreement.

On November 15, 2004, the Board of Directors of Genuine Parts Company considered carefully the action by the Company’s shareholders in approving by a majority vote at the Company’s 2004 annual meeting a shareholder proposal challenging its shareholder rights plan, as well as considering other pertinent matters, and voted to terminate, effective November 30, 2004, certain rights associated with a previously authorized and declared dividend of one preferred share purchase right (a "Right") for each share of the Company’s Common Stock outstanding on or issued after November 25, 1999, with each Right representing the right to purchase one ten-thousandth of a share of Series A Junior Participating Preferred Stock (the "Series A Preferred Stock"). The Rights were subject to the terms and conditions of a Shareholder Protection Rights Agreement, dated as of November 15, 1999 (the "Rights Agreement"), by and between the Company and SunTrust Bank, Atlanta, as Rights Agent. Pursuant to the terms and conditions of the Rights Agreement, the Board’s action to terminate the Rights caused the Rights Agreement to simultaneously expire.

Item 3.03. Material Modifications to Rights of Security Holders.

See the discussion under Item 1.02 regarding the termination of Rights associated with outstanding shares of the Company’s common stock.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 15, 2004, the Board of Directors of Genuine Parts Company voted to amend the Articles of Incorporation, as amended, to delete a prior amendment relating to the establishment and designation of Series A Junior Participating Preferred Stock, thereby eliminating such series of preferred stock and reclassifying all of the former shares thereof (none of which have been issued) as undesignated preferred stock.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

1 Restated Articles of Incorporation of Genuine Parts Company

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genuine Parts Company

November 16, 2004	By:	Jerry W. Nix

Name: Jerry W. Nix
Title: Executive Vice President Finance

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Exhibit Index

Exhibit No.	Description

1	Restated Articles of Incorporation dated November 15, 2004